Exhibit 16.1




February 25, 2002


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Blue Dolphin Energy Company ("Blue Dolphin") and, under the date of March 23, 2001, we reported on the consolidated financial statements of Blue Dolphin as of and for the years ended December 31, 2000 and 1999. On February 15, 2002, our appointment as principal accountants was terminated. We have read Blue Dolphin's statements included under Item 4 of its Form 8-K dated February 25, 2002, and we agree with such statements except as follows:

o We are not in a position to agree or disagree with Blue Dolphin's statement that Blue Dolphin's board of directors decided not to renew the engagement of KPMG LLP as principal accountant and selected Mann Frankfort Stein & Lipp CPAs, LLP as KPMG LLP's replacement based upon the recommendation of Blue Dolphin's Audit Committee, and

o We are not in a position to agree or disagree with Blue Dolphin's statements that Mann Frankfort Stein & Lipp CPAs, LLP had not been consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Blue Dolphin's consolidated financial statements.


Very truly yours,

                                                                   /s/ KPMG LLP
                                                                  -------------
                                                                  KPMG LLP